Exhibit 10.4

RESTRICTED STOCK UNIT AWARD AGREEMENT

Participant:
Award Number:
Plan:	2013 Long-Term Incentive Compensation Plan
Award Type:	Restricted Stock Unit
Grant Date:
Number Units:
Purchase Price:	$0.00
Restriction Period:	Grant Date through [ ]
Wolfspeed, Inc. (the “Company”) has awarded you [ ] restricted stock units (“RSUs”) to acquire shares of the common stock of the Company (the “Shares”) effective [ ], the Grant Date of the Award, pursuant to the Wolfspeed, Inc. 2013 Long-Term Incentive Compensation Plan (the “2013 Plan”), the terms of the Change in Control Agreement between you and the Company dated September 22, 2017, as amended from time to time (the “Change in Control Agreement”), and the terms of this Restricted Stock Unit Award Agreement (this “Agreement”).
Except as provided in the Change in Control Agreement, in accordance with this Agreement and the 2013 Plan, upon any termination of employment before the end of the Restriction Period, all RSUs that are not then vested will be forfeited. If not previously vested or forfeited, the RSUs will vest at 12:00 a.m. local time in Durham, NC in installments as follows, provided that you have not experienced a Termination of Service prior to the indicated vesting date:
[ ] Stock Units on [ ];
[ ] additional Stock Units on [ ];
[ ] additional Stock Units on [ ]; and
[ ] additional Stock Units on [ ]
Capitalized terms defined in the 2013 Plan and used in this Agreement without definition have the meaning specified in the 2013 Plan; provided, however, that for all purposes under this Agreement or the 2013 Plan, (i) the term disability will have the meaning given to “LTD Disability” in the Change in Control Agreement, and (ii) the term “Competing Business” will have the meaning given to it in the Confidential Information, Intellectual Property and Noncompetition Agreement, dated as of September 22, 2017.
THE TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING THE APPENDIX, ARE AN INTEGRAL PART OF THIS AGREEMENT AND ARE INCORPORATED HEREIN BY THIS REFERENCE. BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOU HAVE READ, UNDERSTAND AND AGREE TO BE BOUND BY SUCH TERMS AND CONDITIONS. EXCEPT AS SPECIFICALLY PROVIDED IN THE CHANGE IN CONTROL AGREEMENT, FAILURE TO SIGN WILL RESULT IN FORFEITURE OF THE AWARD.

Date: [ ]

WOLFSPEED, INC.:	ACCEPTED AND AGREED TO:

Thomas H. Werner	[ ]
Compensation Committee Chairman

TERMS AND CONDITIONS
1.Grant of RSUs. Subject to the terms of the 2013 Plan and this Agreement, the Company hereby grants you the RSUs as set forth on the first page of this Agreement. Each RSU represents the right to receive one Share on the date the RSU vests (subject to adjustment for a change in capitalization within the meaning of Section 4.4 of the 2013 Plan).
2.Vesting. The RSUs will vest in accordance with the installment vesting schedule set out on the first page of this Agreement and will become fully vested, to the extent not already vested, upon your death or on the effective date of the determination of your Disability by the Employee Benefits Committee of the Company (the “EBC”) or such other committee as may be designated by the Board of Directors of the Company or a committee thereof, unless otherwise provided in this Agreement or the 2013 Plan.
3.Forfeiture of RSUs upon Termination of Service. Except as otherwise provided in this Agreement, the 2013 Plan, or Change in Control Agreement, and upon your Termination of Service, you will forfeit all of the RSUs that are not vested as of the date of your Termination of Service.
4.Forfeiture of RSUs for Awards Not Timely Accepted. The Award is conditioned upon and subject to your accepting the Award by signing and delivering to the Company this Agreement, or otherwise electronically accepting the Award, no later than the first date the RSUs are scheduled to vest pursuant to the Award. In the event of your death or incapacitation prior to accepting the Award, the Company will deem the Award as being accepted. If you fail to accept the Award within the time described above, you will forfeit the RSUs.
5.Settlement of RSUs. Subject to the terms of the 2013 Plan and this Agreement, any RSUs that vest and become nonforfeitable pursuant to Section 2 above shall be released and settled in whole Shares within thirty (30) days after the applicable vesting date. Upon settlement, the Company shall deliver to you (or, in the event of your death, to your estate or, if the Committee establishes a beneficiary designation procedure pursuant to Section 12 of the 2013 Plan, to any beneficiary that you have designated pursuant to such procedure) one or more certificates for the vested Shares or in the Company’s discretion may cause the vested Shares to be deposited in an account maintained by a broker designated by the Company.
6.Responsibility for Taxes.

(a)For purposes of this Agreement, “Tax-Related Items” means any or all income tax, social insurance tax, payroll tax, payment on account or other tax-related items that may be applicable to this Award by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign. Regardless of any action the Company takes with respect to withholding Tax-Related Items, you acknowledge that you are ultimately responsible for all Tax-Related Items and that such Tax-Related Items may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, without limitation, the grant, vesting or release of the RSUs, the subsequent sale of Shares and the receipt of any dividends or dividend equivalents pursuant to Shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) selling or arranging for the sale of Shares that you acquire under the 2013 Plan; or (iii) withholding of Shares consistent with the “Share Withholding” provisions under Section 14.2 of the 2013 Plan.
(c)Depending upon the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum or maximum statutory withholding amounts or other applicable withholding rates. In the event Tax-Related Items are over-withheld, you will receive a refund in cash for any over-withheld amounts and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding of Shares, you shall be deemed, for tax purposes, to have been issued the full number of Shares, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the 2013 Plan.
(d)You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the 2013 Plan that cannot be satisfied by the means previously described. The Company may refuse to release and settle the RSUs if you fail to comply with your obligations in connection with the Tax-Related Items.
7.    Transfer of RSUs. The RSUs and any rights under this Agreement may not be assigned, pledged as collateral or otherwise transferred, except as permitted by the 2013 Plan, nor may the RSUs or such rights be subject to attachment, execution or other judicial process until the RSUs become vested pursuant to Section 2 above. In the event of any attempt to assign, pledge or otherwise dispose of RSUs which are not then vested, or any rights under this Agreement, except as permitted by the 2013 Plan, or in the event of the levy of any attachment, execution or similar judicial process upon the rights or interests with respect to the RSUs which are not then vested, the Committee may in its discretion, upon notice to you, cause you to forfeit such RSUs.
8.    Rights Prior to Vesting of RSUs.
(a)You will have no rights as a shareholder with respect to any Shares issuable under the RSUs until such Shares have been duly issued by the Company or its transfer agent pursuant to the vesting and settlement of the Award.
(b)In the event of a change in capitalization within the meaning of Section 4.4 of the 2013 Plan, the number and class of Shares or other securities that you are entitled to pursuant to this Agreement shall be appropriately adjusted or changed as determined by the Committee to reflect the change in capitalization, provided that any such additional Shares or additional or different shares of securities shall remain subject to the restrictions in this Agreement.
9.    Termination of Service.
(a)Unless otherwise provided in this Agreement or the 2013 Plan, for purposes of this Agreement “Termination of Service” shall have the same meaning as “Termination of Employment” described in Section 9(n) of the Change in Control Agreement. Except as determined otherwise by the Committee or as provided for in the Change in Control Agreement, you will not be deemed to have incurred a Termination of Service if the capacity in which you provide services to the Company changes (for example, you change from being a non-employee director to being an employee or if you change from being an employee to a consultant to the Company) or if you transfer employment among the various subsidiaries or affiliates of the Company constituting the Employer, so long as there is no interruption in your provision of services to the Company or other Employer as an employee or consultant, or as a non-employee member of the Board of Directors of Wolfspeed, Inc. The Committee, in its discretion, will determine whether you have incurred a Termination of Service. You will not be deemed to have incurred a Termination of Service during a period for which you are on military leave, sick leave, or other leave of absence approved by the Employer.
(b)If you are deemed to have incurred a Termination of Service other than a Termination of Service on account of your death, your right to vest in the RSUs under this Agreement or the 2013 Plan, if any, will terminate effective as of the date that you are no longer actively providing services to the Company or one of its subsidiaries or affiliates (regardless of the reason for the termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided by the terms of the Change in Control Agreement and the circumstances surrounding your Termination of Service. The vesting period will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). The Committee, in its discretion, will determine when you are no longer providing services for purposes of this Award (including whether you may still be considered to be providing services while on a leave of absence).

10.    Provisions of the 2013 Plan. The provisions of the 2013 Plan are incorporated by reference in this Agreement as if set out in full in this Agreement. To the extent that any conflict may exist between any other provision of this Agreement, a provision of the 2013 Plan, and the Change in Control Agreement, the Change in Control Agreement provision shall control. All decisions of the Committee with respect to the interpretation, construction and application of the 2013 Plan or this Agreement shall be final, conclusive and binding upon you and the Company.
11.    Detrimental Activity. The Committee in its sole discretion may cancel and cause to be forfeited any RSUs not previously vested or released under this Agreement if you engage in any "Detrimental Activity” (as defined below). In addition, if you engage in any Detrimental Activity prior to or within one (1) year after your Termination of Service, the Committee in its sole discretion may require you to pay to the Company the amount of all gain you realized from any vesting of the RSUs beginning six (6) months prior to your Termination of Service, provided that the Committee gives you notice of such requirement within one (1) year after your Termination of Service. In that event, the Company will be entitled to set off such amount against any amount the Company owes to you, in addition to any other rights the Company may have. For purposes of this section:
(a)    “Company” includes Wolfspeed, Inc. and all other Employers under the 2013 Plan.
(b)    “Detrimental Activity” means that you have engaged in activity that breaches the terms of any restrictive covenants in any agreement between you and the Company, including without limitation the most recent version of the Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition in effect for you as of the relevant date. If no such agreement exists, then “Detrimental Activity” shall mean any of the following conduct, as determined by the Committee in good faith:
(i)    the performance of services for any Competing Business, whether as an employee, officer, director, consultant, agent, contractor or in any other capacity, except to the extent expressly permitted by any written agreement between you and the Company;
(ii)    the unauthorized disclosure or use of any trade secrets or other confidential information of the Company;
(iii)    any attempt to induce an employee to leave employment with the Company to perform services elsewhere, or any attempt to cause a customer or supplier of the Company to curtail or cancel its business with the Company; or
(iv)    any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company.
12.    Data Privacy Notice and Consent. The Company is located at 4600 Silicon Drive Durham, North Carolina, 27703, United States of America and grants RSUs under the 2013 Plan to employees of the Company and its subsidiaries in its sole discretion. In conjunction with the Company’s grant of the RSUs under the 2013 Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the RSUs, you expressly and explicitly consent to the Personal Data Activities as described herein.
(a)    Data Collection, Processing and Usage. The Company collects, processes and uses your personal data, including your name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or the Employer. In granting the RSUs under the 2013 Plan, the Company will collect your personal data for purposes of allocating Shares and implementing, administering and managing the 2013 Plan. The Company’s legal basis for the collection, processing and usage of your personal data is your consent.
(b)    Stock Plan Administration Service Provider. The Company transfers your personal data to E*Trade Financial Corporation and its affiliates, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the 2013 Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you to receive and trade Shares acquired under the 2013 Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the 2013 Plan.
(c)    International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. You should note that your country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent.
(d)    Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the 2013 Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you later withdraw your consent, you may be unable to participate in the 2013 Plan. This would not affect your existing employment or salary; instead, you merely may forfeit the opportunities associated with the 2013 Plan.
(e)    Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact your local human resources department.
13.    Language. If you have received this Agreement or any other document related to the 2013 Plan translated into a language other than English and if the translated version differs in meaning from the English version, the English version will control.
14.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the 2013 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2013 Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Signed documents delivered to either party via facsimile or in portable document format will have the same effect as an original, unless otherwise required by applicable law.
15.    General. Except as provided in the Change in Control Agreement:
(a)    Nothing in this Agreement will be construed as: (i) constituting a commitment, agreement or understanding of any kind that the Company or any other Employer will continue your employment or other relationship with the Company; or (ii) limiting or restricting either party’s right to terminate your employment or other relationship.
(b)    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. You may not assign any rights under this Agreement without the written consent of the Company, which it may withhold in its sole discretion; any such attempted assignment without the Company’s written consent shall be void. The Company may assign its rights under this Agreement at any time upon notice to you.
(c)    Notices under this Agreement must be in writing and delivered personally, by electronic transmission or by a reputable domestic or international carrier (postage prepaid and return receipt or proof of delivery requested), and, in the case of notices to the Company, unless otherwise provided herein, addressed to its principal executive offices to the attention of the Stock Plan Administrator, and, in your case, addressed to your address as shown on the Employer’s records.
(d)    This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the conflict of law provisions thereof, as if made and to be performed wholly within such State. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina, agree that such litigation shall be conducted in the courts of Durham County, North Carolina, or the federal courts for the United States for the Middle District of North Carolina, and no other courts, where the Award of the RSUs is made and/or to be performed.

(e)    If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the other provisions of the Agreement and the Agreement shall be construed as if the invalid or unenforceable provision were omitted and a valid and enforceable provision, as nearly comparable as possible, substituted in its place.
(f)    Notwithstanding any prior award agreement between you and the Company under which RSUs may have been awarded, this Agreement, the 2013 Plan, and the Change in Control Agreement set forth all of the promises, agreements and understandings between you and Company relating to the RSUs granted pursuant to this Agreement, constitute the complete agreement between the parties regarding the RSUs and replace any prior oral or written communications regarding the same.
(g)    Shares issued pursuant to this Award may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under applicable law or the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) or any stock exchange or trading system upon which the common stock of the Company is listed, and the Committee may cause a legend or legends to be placed on any such certificates or the stock records of the Company to make appropriate reference to such restrictions.
(h)    You agree that the RSUs, even if later forfeited, serve as additional, valuable consideration for your obligations, if any, undertaken in any existing agreement between you and the Company and/or other Employer regarding confidential information, noncompetition, nonsolicitation or similar covenants.
(i)    You acknowledge, represent and warrant to the Company, and agree with the Company, that (i) except for information provided in the Company’s filings with the SEC and in the Company’s current prospectus relating to the 2013 Plan, you have not relied and will not rely upon the Committee, the Company, an Employer or any employee or agent of the Company or an Employer in determining whether to accept this Award, or in connection with any disposition of Shares obtained pursuant to this Award, or with respect to any tax consequences related to the grant of the RSUs or the disposition of Shares obtained pursuant to the RSUs; and (ii) you will seek from your own professional advisors such investment, tax and other advice as you believe necessary.
(j)    You acknowledge that you may incur a substantial tax liability as a result of vesting of the RSUs. You assume full responsibility for all such consequences and the filing of all tax returns and related elections you may be required or find desirable to file. If you are required to make any valuation of Shares obtained pursuant to the RSUs under any federal, state or other applicable tax law, and if the valuation affects any tax return or election of the Company or the Employer or affects the Company’s financial statement reporting, you agree that the Company may determine the value and that you will observe any determination so made by the Company in all tax returns and elections filed by you.
(k)    You acknowledge that copies of the 2013 Plan and Plan prospectus are available upon written or telephonic request to the Company’s Stock Plan Administrator.
16.    Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.    Nature of Grant. In accepting this grant, you acknowledge, understand and agree that, except as provided in the Change in Control Agreement:
(a)the 2013 Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless expressly provided otherwise in the 2013 Plan or the Agreement;
(b)the grant of the RSUs is voluntary and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;
(c)all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;
(d)your participation in the 2013 Plan is voluntary;

(e)your participation in the 2013 Plan will not create a right to employment with the Company or the Employer and will not interfere with the ability of the Company, the Employer or any subsidiary or affiliate to terminate your employment or service relationship at any time;
(f)if you are employed by a non-U.S. entity and provide services outside the U.S., the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to your Employer, and they are outside the scope of your employment or service contract, if any, with your Employer;
(g)the grant of the RSUs is not intended to replace any pension rights or compensation;
(h)the grant of the RSUs is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)the grant of the RSUs and your participation in the 2013 Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any subsidiary or affiliate of the Company;
(j)the future value of the Shares is unknown and cannot be predicted with certainty;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of your employment or service relationship by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and, in consideration of the grant of the RSUs, to which you otherwise are not entitled, you irrevocably agree to execute the Release, as defined in the Change in Control Agreement;
(l)the grant of the RSUs and the benefits under the 2013 Plan, if any, will not automatically transfer to another company in the case of a merger, takeover, or transfer of liability;
(m)neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any payments due to you pursuant to the subsequent sale of any Shares acquired upon the vesting of the RSUs; and
(n)this award and any other award(s) granted under the 2013 Plan on the Grant Date are intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or another Employer under the 2013 Plan to grant you the RSUs or other rights to common stock of the Company. By signing this Agreement, you accept such awards, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.
18.    No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the 2013 Plan or sale of Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the 2013 Plan before taking any action related to the 2013 Plan.
19.    Compliance with Law. Notwithstanding any other provision of the 2013 Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the RSUs, the Company shall not be required to deliver the RSUs or any of the underlying Shares prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the RSUs or any of the underlying Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance of the RSUs and Shares. Further, you agree that the Company shall have unilateral authority to amend the 2013 Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
20.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

21.    Appendix. Notwithstanding any provisions in this Agreement, this Award shall be subject to any special terms and conditions set forth in the Appendix to this Agreement for your country to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the 2013 Plan. Moreover, if you relocate to or from one of the countries included in the Appendix, the special terms and conditions for the country you are moving from and/or the country you are moving to will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the 2013 Plan. The Appendix is incorporated in and constitutes part of this Agreement.
22    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the 2013 Plan, on the RSUs and on any Shares acquired under the 2013 Plan, , provided such requirements do not conflict with the Change in Control Agreement, to the extent that the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the 2013 Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23    Code Section 409A. The Award is intended to qualify for the “short-term deferral” exemption from Section 409A of the Code, and the provisions of this Agreement will be interpreted, operated and administered in a manner consistent with these intentions. The right to payment triggered by each installment vesting date or vesting event pursuant to Section 2 above is intended to be a right to a separate payment for purposes of Section 409A. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, without your consent, to unilaterally amend or modify the 2013 Plan and/or this Agreement to ensure that the RSUs qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the RSUs will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these RSUs. The Company will have no liability to you or to any other party if the Award, the vesting of the Award, delivery of Shares upon settlement of the Award or any other event hereunder that is intended to be exempt from or compliant with Section 409A of the Code, is not so exempt or compliant, or for any action taken by the Company with respect thereto.
24    Insider Trading/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares under the 2013 Plan during such times as you is considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to consult with your own personal legal and financial advisors on this matter.